Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Murphy Canyon Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)		Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share		65,000,000	$10.47		$680,550,000.00	$0.00011020	$74,996.61
		Total Offering Amounts		65,000,000			$680,550,000.00	$0.00011020	$74,996.61
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due				$			$74,996.61

(1)	Based on the maximum number of shares of New Conduit Common Stock, par value $0.0001 per share, estimated to be issuable in connection with the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this Registration Statement on Form S-4. Such number represents the maximum number of shares of New Conduit Common Stock issuable as consideration to the holders of outstanding Conduit ordinary shares (including the ordinary shares issued upon conversion of all outstanding convertible debt, which conversion shall have occurred prior to the consummation of the business combination).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of MURF Class A Common Stock as reported on the Nasdaq Capital Market on May 9, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(3)	Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00011020.